As filed with the Securities and Exchange Commission on July 2, 2012

Registration No. 333-138883

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3

UNDER

THE SECURITIES ACT OF 1933

RF MONOLITHICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	76-1638027
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4441 Sigma Road Dallas, Texas	75244
(Address of Principal Executive Offices)	(Zip Code)

Harley E Barnes III, Chief Financial Officer

RF Monolithics, Inc.

4441 Sigma Road

Dallas, Texas 75244

(972) 233-2903

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Kazuhiro Shimizu

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, GA 30309-3424

Telephone: (404) 881-7000

Facsimile: (404) 881-7777

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the following registration statement on Form S-3 (the “Registration Statement”) of RF Monolithics, Inc. (the “Company”):

•	Registration Statement on Form S-3 (File No. 333-138883), filed on November 21, 2006, pertaining to common stock of the Company, par value $0.001 per share.

On July 1, 2012, Ryder Acquisition Company, Limited (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Murata Electronics North America, Inc., a Texas corporation (“MENA”), merged (the “Merger”) with and into the Company pursuant to the terms of an Agreement and Plan of Merger, dated as of April 12, 2012, by and among MENA, Merger Sub and the Company. As a result of the Merger, the Company became a wholly owned subsidiary of MENA and the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements.

In accordance with an undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities of the Company registered but unissued under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on July 2, 2012.

RF MONOLITHICS, INC.

By:	/s/ Farlin Halsey
Name:	Farlin Halsey
Title:	President and Chief Executive Officer